Exhibit 99.1

Spartan Motors Adopts

10b5-1 Trading Plan for Share Repurchases

CHARLOTTE, Mich., December 17, 2018 - Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”), a global leader in specialty chassis and vehicle design, manufacturing and assembly, today announced that the Company has entered into a 10b5-1 trading plan that authorizes share repurchases to begin Friday, December 21, subject to the terms and limits of the plan. Repurchases made under the plan are subject to the Securities and Exchange Commission's regulations, as well as certain price, market, volume, and timing constraints specified in the plan. Since repurchases under the plan are subject to certain constraints, there is no guarantee as to the exact number of shares that will be repurchased under the plan.  This plan has been established pursuant to the previously-announced authorization by the Company’s Board of Directors for the Company to repurchase up to 1.0 million shares.

“This buyback reflects our ongoing commitment to deploy capital in a manner that provides the best return for our stockholders,” said Daryl Adams, President and Chief Executive Officer. “We remain confident in our ability to maintain a healthy balance sheet and generate the strong annual cash flows needed to execute our capital allocation strategy in pursuit of strategic growth initiatives, while also delivering substantial value for our shareholders through regular semi-annual dividends and additional discretionary share repurchases.”

About Spartan Motors

Spartan Motors, Inc. is a leading designer, engineer, manufacturer, and marketer of a broad range of specialty vehicles, specialty chassis, vehicle bodies, and parts for the fleet and delivery, recreational vehicle (RV), emergency response, defense forces, and contract assembly (light/medium duty truck) markets. The Company's brand names — Spartan Motors, Spartan Specialty Vehicles, Spartan Emergency Response, Spartan Parts and Accessories, Smeal, and its family of brands, including Ladder Tower™ and UST®; and Utilimaster®, a Spartan Motors Company — are known for quality, durability, performance, customer service, and first-to-market innovation. The Company employs approximately 2,300 associates, and operates facilities in Michigan, Indiana, Pennsylvania, Missouri, Nebraska, South Carolina, South Dakota; Saltillo, Mexico; and Lima, Peru. Spartan reported sales of $707 million in 2017. Visit Spartan Motors at www.spartanmotors.com.

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CONTACT:

Investors:

Juris Pagrabs

Group Treasurer & Director of Investor Relations

Spartan Motors, Inc.

(517) 997-3862

Spartan Motors, Inc.